Exhibit 10.1

Obligor Number:	COMMERCIAL CREDIT AGREEMENT EXECUTION VERSION
Borrower Name: Talon International, Inc.

THIS COMMERCIAL CREDIT AGREEMENT (this “Agreement”) is entered into as of the date set forth below between Talon International, Inc., a Delaware corporation (“Borrower”), and Union Bank, N.A. (“Bank”) with respect to each and every loan or other extension of credit simultaneously or hereafter made or to be made available by Bank to Borrower that is not secured by real property and that is not subject to any consumer-disclosure law or regulation (whether one or more, collectively referred to herein as the “Loan”).

1. THE LOAN. Borrower hereby promises to pay to Bank, or its order, on the dates indicated below, the outstanding amount of the Loan (including all outstanding principal, all other outstanding obligations, liabilities and indebtedness, all accrued interest, and all other costs, expenses, fees and charges due and payable under this Agreement). The Loan includes the following credit facilities:

1.1     Revolving Loan. Subject to the terms and conditions of this Agreement, Bank will make advances to Borrower at Borrower’s request in an aggregate principal amount at any one time outstanding not to exceed, together with the aggregate undrawn face amount of all commercial or standby letters of credit (“L/Cs”) issued by Bank at Borrower’s request and outstanding at such time, the lesser of (a) $3,500,000 and (b) the Borrowing Base at such time (the “Revolving Loan”). Such advances shall be used only to support Borrower’s working-capital needs. Borrower may borrow, repay and reborrow all or any part of the Revolving Loan, subject to the terms of this Agreement. Interest on the Revolving Loan shall be payable monthly on the last day of each month, commencing on January 31, 2014. All advances must be requested not later than December 31, 2015, on which date all unpaid principal of and accrued but unpaid interest on the Revolving Loan shall be due and payable. Bank shall enter each amount borrowed and repaid in Bank’s records, and such entries shall be deemed correct. The omission of Bank to make any such entry shall not discharge Borrower from Borrower’s obligation to repay in full with interest all amounts borrowed under the Revolving Loan. If at any time the aggregate outstanding principal amount of Borrower’s obligations to Bank under the Revolving Loan, including obligations in respect of drawn and undrawn L/Cs, exceeds the amount permitted above, Borrower shall immediately repay to Bank such excess.

1.1.1     L/C Sublimit. Bank shall issue, for the account of Borrower, in form and under terms acceptable to Bank, one or more L/Cs in the aggregate undrawn face amount at any one time outstanding not to exceed $1,000,000, each having an expiry date (a) in the case of commercial letters of credit, not more than ninety (90) days from its date of issuance but in no event later than ninety (90) days following the termination date of the Revolving Loan and (b) in the case of standby letters of credit, not more than three hundred sixty-five (365) days from its date of issuance but in no event later than three hundred sixty-five (365) days following the termination date of the Revolving Loan. Any L/C that at Bank’s discretion is issued with an expiry date beyond any limitation otherwise provided in this Agreement, and any unreimbursed draw under an L/C, shall be deemed a utilization of the L/C sublimit provided for herein.

1.2     Term Loan. Subject to the terms and conditions of this Agreement, Bank agrees to make a term loan (the “Term Loan”) to Borrower on or before December 31, 2013 in a single disbursement in an amount not to exceed $5,000,000. Amounts repaid cannot be reborrowed. The Term Loan shall be used only to repay a portion of Borrower’s existing indebtedness to CVC California, LLC. The outstanding principal amount of the Term Loan shall be repaid in thirty-six (36) equal and consecutive installments, in an amount sufficient to fully repay the principal amount of the Term Loan by the maturity date, payable on the last day of each month, commencing on January 31, 2014 and continuing thereafter through and including December 30, 2016, on which date all unpaid principal of the Term Loan, all accrued but unpaid interest thereon, and all other costs, expenses, fees and other charges provided for in this Agreement shall become due and payable. Interest on the Term Loan shall be payable monthly on the last day of each month, commencing on January 31, 2013. Prepayments of the Term Loan shall be permitted only as provided below. Any prepayments of the Term Loan shall be applied to any amounts owing to Bank at the time of such prepayment, in whichever order Bank may select.

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1.3     Interest Rate for Revolving Loan. The Revolving Loan shall bear interest at a rate per annum equal to two and one-half percent (2.50%) in excess of the Reference Rate (as hereinafter defined). As used in this Agreement, the “Reference Rate” shall mean the per annum rate of interest announced by Bank from time to time at its corporate headquarters as its “Reference Rate.” The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. Interest on the Revolving Loan shall be calculated on the basis of a 360-day year, for actual days elapsed.

1.4     Interest Rate for Term Loan. The Term Loan shall bear interest at a rate per annum equal to two and three-quarters percent (2.75%) in excess of the Reference Rate. Interest on the Term Loan shall be calculated on the basis of a 360-day year, for actual days elapsed.

1.5     Minimum Advances. Borrower agrees that each advance under the Revolving Loan shall be in a principal amount of not less than $50,000. Bank may charge a fee for any advance in a lesser amount.

1.6     Prepayment. Amounts outstanding under this Agreement bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time. All prepayments shall include payment of accrued interest on the principal amount prepaid and shall be applied to payment of interest before application to principal. Any prepayment may result in Bank incurring additional costs, expenses or liabilities.

1.7     Borrowing Base. As used in this Agreement, “Borrowing Base” shall mean an amount equal to seventy-five percent (75%) of Eligible Accounts.

The term “Accounts” shall mean all presently existing and hereafter arising accounts receivable, contract rights, chattel paper and rights to payment, and all other forms of obligations, owing to Borrower or a Guarantor (as defined below), payable in United States dollars (“Dollars”), arising out of the sale or lease of goods or the rendition of services by Borrower or a Guarantor, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower or a Guarantor, and Borrower’s and all Guarantors’ books and records relating to any of the foregoing.

The term “Eligible Accounts” shall mean those Accounts, net of finance charges, in which Bank has a perfected first-priority security interest and that strictly comply with all of Borrower’s and Guarantors’ representations and warranties to Bank, but Eligible Accounts shall not include any Account:

(a)     with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower or a Guarantor;

(b)     with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with, Borrower or a Guarantor;

(c)     relating to goods placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

(d)     that is not covered by credit insurance in form and substance, and issued by an institution, satisfactory to Bank in its sole discretion;

(e)     with respect to which the account debtor is a Federal, state or local governmental entity or agency, unless Bank, in its sole discretion, has agreed to the contrary in writing and Borrower or a Guarantor, as applicable, if necessary or desirable, has complied with the Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto;

(f)     with respect to which Borrower or a Guarantor is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or a Guarantor;

(g)     with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower’s or a Guarantor’s business;

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(h)     with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business, or that is owed by an account debtor that has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, any assignment for the benefit of creditors or a formal or informal moratorium, composition or extension with all or substantially all of its creditors;

(i)     owed by any account debtor with respect to which twenty-five percent (25%) or more of the aggregate Dollar amount of its Accounts owed to any combination of Borrower and/or Guarantors is not paid within ninety (90) days from the date of the invoice;

(j)     that is included in the portion of the Accounts owed by any single account debtor to any combination of Borrower and/or Guarantors that exceeds fifteen percent (15%) of all of the Accounts;

(k)     that has not been paid within ninety (90) days from the date of the invoice; or

(l)     that Bank otherwise deems ineligible in the exercise of its reasonable discretion.

For the avoidance of doubt, no accounts receivable or other personal property of Talon Zipper (Shenzhen) Co., Ltd., a Chinese limited liability company (“Talon Shenzhen”), shall constitute Eligible Accounts.

2. STATEMENTS. Bank shall send to Borrower, at Borrower’s address set forth below, a statement of amounts owed for each monthly period in which the Loan is outstanding. If Borrower has any dispute concerning the monthly statement, Borrower shall notify Bank in writing at the address shown on the statement within fifteen (15) days after the statement mailing date, after which date, unless so disputed, the statement shall be deemed correct.

3. FEES. Borrower shall pay to Bank (a) an upfront fee of $35,000 in respect of the Revolving Loan and (b) an upfront fee of $50,000 in respect of the Term Loan, in each case payable on the date of execution and delivery of this Agreement.

4. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank are and shall be guaranteed by the entities listed below (“Guarantors” and, together with Borrower, “Obligors”) pursuant to the terms and conditions of one or more Continuing Guaranties (the “Guaranties”) duly executed by Guarantors in favor of Bank and in form and substance acceptable to Bank: Tag-It, Inc., a California corporation; Talon Technologies, Inc., a California corporation; and Tag-It Pacific Limited, a Hong Kong limited liability company (“Tag-It HK”). If at any time the assets of any other subsidiary of Borrower (excluding Talon Shenzhen) constitute more than 10% of the consolidated assets of Borrower and its subsidiaries, then Borrower will cause that subsidiary (a) to execute and deliver to Bank a guaranty and a security agreement, together with such other documents as Bank may request, substantially similar to those provided by the existing Guarantors, and (b) take such other action as Bank may request to perfect Bank’s security interest in that subsidiary’s assets. Upon execution and delivery of a guaranty pursuant hereto, each such subsidiary shall become a “Guarantor” hereunder, and its guaranty shall constitute a “Guaranty” hereunder.

5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) as set forth below.

(a)     Each Obligor is duly organized and existing under the laws of the jurisdiction of its organization and is duly qualified to conduct business in each state or other jurisdiction in which its business is conducted.

(b)     The execution, delivery and performance of this Agreement, the Guaranties, the security documents referred to in Section 6 below and the other documents, instruments and agreements delivered by Obligors from time to time in connection herewith and therewith (collectively the “Loan Documents”) are not in conflict with the terms of any charter document, bylaws or other organizational papers of any Obligor or with any law, indenture, agreement or undertaking to which any Obligor is a party or by which any Obligor is bound or affected.

(c)     Each Obligor is properly licensed and in good standing in each state or other jurisdiction in which such Obligor is doing business, and each Obligor has complied with all laws and regulations affecting such Obligor, including without limitation each applicable fictitious business name statute.

(d)     No Obligor is aware of any fact, occurrence or circumstance that (i) such Obligor has not disclosed to Bank in writing and (ii) has, or could reasonably be expected to have, a material and adverse effect on such Obligor’s ability to perform its obligations under the Loan Documents to which it is party.

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(e)     No Obligor is engaged in the business of extending credit for the purpose of, and no part of the Loan will be used directly or indirectly for, purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U.

(f)     Each Guarantor and Talon Shenzhen are direct wholly owned subsidiaries of Borrower. Borrower has no subsidiary, direct or indirect, whose assets constitute more than 10% of the consolidated assets of Borrower and its subsidiaries, other than Guarantors and Talon Shenzhen.

6. SECURITY DOCUMENTS. To secure the payment and performance of all indebtedness and other obligations of Obligors to Bank, Obligors will execute and deliver to Bank, in form and substance satisfactory thereto, the following documents: (a) security agreements granting Bank a security interest in all personal-property assets of Obligors, including without limitation all “Talon” and “Tekfit” trademarks; (b) a security agreement granting Bank a security interest in 65% of the equity interests in Talon Shenzhen; and (c) such other documents, instruments and agreements as Bank may request to perfect, maintain the first priority of and protect such security interests. Borrower and Talon Shenzhen shall, within one hundred twenty (120) days after the date of execution of this Agreement, complete all such action, including without limitation approval by and registration with the competent authorities in the People’s Republic of China, as requested by Bank with respect to the security interest specified in clause (b) above.

7. CERTIFICATION. The individual signing on behalf of Borrower below certifies that the officers listed as authorized signers in the authorization form executed separately herefrom have been duly authorized by Borrower to enter into the transactions contemplated by this Agreement, to sign all related documents, instruments and agreements, to authorize others to request advances from Bank, to authorize individuals to utilize Bank’s commercial lending on-line products and services (the “Services”), if Borrower qualifies, and to take all actions necessary to give effect thereto. Notwithstanding the designation of authorized individuals to act for Borrower, Borrower authorizes Bank to advance funds upon any request that Bank in good faith believes to be authorized or when the proceeds are deposited to Borrower’s deposit account. Borrower may begin to use the Services once Bank has received all documents, instruments and agreements required by Bank. Borrower shall give written notice to Bank to cancel any of the Services. Bank may terminate any waiver of fees for any Service in Bank’s sole discretion, after written notice to Borrower, following sixty (60) consecutive calendar days of non-usage of that Service by Borrower. Borrower is solely responsible in all respects for any hardware, software and internet service-provider that may be required for use of the Services. Bank’s terms and conditions for the Services, and the schedules of fees for the Services, all as published by Bank from time to time, shall govern Borrower’s use of the Services.

8. COVENANTS. Borrower agrees, unless Bank otherwise consents in writing, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all indebtedness and other obligations of Borrower owing to Bank, that Borrower will:

8.1 Financial Covenants.

Maintain or achieve in accordance with generally accepted accounting principles (“GAAP”):

(a)     No incurrence of a loss after taxes for more than two consecutive fiscal quarters, as reported at the close of each fiscal quarter.

(b)     A Fixed Charge Coverage Ratio of not less than 1.25:1.00 as of the close of each fiscal quarter. As used herein, (i) “Fixed Charge Coverage Ratio” means the ratio of (A) Adjusted EBITDA for the 12-month period ended as of the last day of the quarter, divided by (B) scheduled payments of principal and interest in respect of long-term indebtedness and capital leases during the 12-month period following the last day of the quarter; and (ii) “Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization and other noncash items, less cash capital expenditures, cash taxes, and cash dividends, distributions and stock redemptions.

(c)     Adjusted EBITDA of at least $2,750,000 as of the close of each fiscal quarter, for the 12-month period ended as of the last day of the quarter.

All accounting terms used in this Agreement shall have the definitions given them under GAAP, unless otherwise defined herein.

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8.2     Notice of Certain Events. Give written notice to Bank within fifteen (15) days after the occurrence of any of the following:

(a)     The commencement of any litigation or arbitration proceeding affecting any one or more subsidiaries where the amount in controversy is $100,000 or more.

(b)     Any material dispute arising between any one or more subsidiaries and any government regulatory body or law-enforcement body.

8.3     Financial Reporting. Furnish to Bank:

(a)     Within twenty (20) days after the close of each calendar month, (i) Obligors’ accounts receivable and accounts payable agings for such fiscal month, in the form required by Bank, and (ii) a certificate with respect to the Borrowing Base, in the form required by Bank, including without limitation reporting in Microsoft Excel format of all “special buyer credit limits” and “discretionary credit limits” applicable to each account debtor.

(b)     Within sixty (60) days after the close of each fiscal quarter, Borrower’s unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supporting schedules, and its unaudited statement of retained earnings for such fiscal quarter, all prepared in consolidated form and in accordance with GAAP.

(c)     Within one hundred twenty (120) days after the close of each fiscal year, a copy of Borrower’s statement of financial condition, including at least its balance sheet as of the close of such fiscal year and its income and expense statement and its retained earnings statement for such fiscal year, all prepared in consolidated form and examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank in accordance with GAAP, along with any management letter provided by such accountants.

(d)     Concurrently with the furnishing of the financial statements required under (b) and (c) above, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in a form acceptable to Bank.

(e)     Prompt written notice to Bank of (i) any Event of Default (as defined below) or breach under any of the terms or provisions of this Agreement or any other Loan Document, (ii) any litigation that could reasonably be expected to have a material and adverse effect on Borrower’s consolidated financial condition and (iii) any other matter that has resulted in, or could reasonably be expected to result in, a material and adverse change in Borrower’s consolidated financial condition or operations.

(f)     Prior written notice to Bank of any change in (i) any Obligor’s officers (or the equivalent), (ii) any Obligor’s name or jurisdiction of organization or (iii) the location of a material portion of any Obligor’s assets.

(g)     Such other information and financial statements concerning any subsidiary as Bank may reasonably request from time to time.

8.4     Bank Expenses. Pay or reimburse Bank for all costs, expenses and fees incurred by Bank (a) in perfecting and protecting Bank’s security interests in the collateral, (b) in preparing and documenting this Agreement and the other Loan Documents, and all amendments and modifications hereto and thereto, and (c) in all aspects of collection or enforcement of the Loan, including all attorneys’ fees, including attorneys’ fees and expenses incurred in bankruptcy, on appeal or in any alternative-dispute-resolution proceeding. All of such costs, expenses and fees shall include a reasonable estimate of the allocated costs and expenses of Bank’s in-house legal counsel and staff.

8.5     Existence. Maintain and preserve, and cause each subsidiary to maintain and preserve, its existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business; and keep, and cause each subsidiary to keep, all of its properties in good working order and condition.

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8.6     Insurance. Maintain and keep in force, and cause each subsidiary to maintain and keep in force, insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as are usual in the businesses carried on by the Borrower and its subsidiaries, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank. In the event that Borrower requests Bank to issue a commercial letter of credit, Borrower will assure that marine cargo insurance, in form and amount reasonably satisfactory to Bank and with Bank named as a loss payee thereunder, is maintained for the shipment covered by such commercial letter of credit. Borrower will (a) with respect to all Accounts included in the Borrowing Base, at all times maintain accounts receivable insurance (i) with terms substantially identical to those contained in the accounts receivable insurance policy maintained by Borrower as of the date of this Agreement and (ii) with a “Discretionary Credit Limit” and “Country Limits” (as defined in the policy maintained by Borrower as of the date of this Agreement) in amounts sufficient to cover (less a deductible of 10%) all account debtors obligated on Accounts included in the Borrowing Base, (b) reaffirm to Bank on each anniversary of the date of this Agreement that accounts receivable insurance complying with the terms of this Agreement remains in full force and effect for all Accounts included in the Borrowing Base and (c) notify Bank, promptly upon becoming aware thereof, of any change in any of the policy terms described in clause (a) above.

8.7     Books and Records. Maintain adequate books, accounts and records and prepare all financial statements required hereunder, and cause each subsidiary to do the same, in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or any of its subsidiaries or any of their respective businesses; and permit, and cause each subsidiary to permit, employees or agents of Bank at any reasonable time to inspect the assets and properties of Borrower and its subsidiaries and, at Borrower’s expense, to examine or audit the books, accounts and records of Borrower and its subsidiaries and make copies and memoranda thereof.

8.8     Laws. Comply with, and cause each subsidiary to comply with, (a) all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or any of its subsidiaries or any of their respective businesses and (b) all material agreements to which Borrower or any subsidiary is a party.

8.9     Loans, Guaranties and Pledges. Except as contemplated or permitted by this Agreement or as done in the ordinary course of business as currently conducted, not, and not permit any subsidiary to, make any loans or advances, become a guarantor or surety, pledge its credit or property in any manner, or extend credit; provided, however, that in no case shall Borrower or any subsidiary be permitted to guarantee the indebtedness of another person or entity except pursuant to the Guaranties.

8.10     Investments. Not, and not permit any subsidiary to, purchase the debt or equity of another person or entity or make any other form of investment therein, except for (a) savings accounts and certificates of deposit, (b) money-market funds administered by Bank or any of its affiliates, (c) direct U.S. Government obligations, (d) commercial paper issued by corporations with the highest ratings (except as otherwise permitted by this Agreement) of Moody’s or S&P, provided that all of such permitted investments shall mature within one (1) year of purchase and (e) investments by an Obligor in another Obligor.

8.11     Liens. Not create, assume or suffer to exist, or permit any subsidiary to create, assume or suffer to exist, any mortgage, encumbrance, security interest, pledge or lien (collectively a “Lien”) on its real or personal property, whether now owned or hereafter acquired, or upon the income or profits thereof, except the following:

(a)     Liens in favor of Bank;

(b)     Liens securing indebtedness permitted under Section 8.12(b); provided, however, that (i) such Liens do not at any time encumber any property other than the property financed by such indebtedness and (ii) the indebtedness secured thereby does not exceed the cost or fair-market value, whichever is lower, of the property being acquired, as determined on the date of acquisition thereof;

(c)      Liens against security deposits under leases;

(d)      interests in deposits under worker’s compensation, unemployment insurance, social security and other similar laws applicable to Borrower; and

(e)      Liens relating to statutory obligations of Borrower with respect to surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business.

8.12     Borrowings. Not, and not permit any subsidiary to, sell or discount any account receivable or evidence of indebtedness, except to Bank, or borrow any money or become contingently liable for money borrowed, except the following:

(a)      the obligations and liabilities of Obligors to Bank under this Agreement and the other Loan Documents;

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(b)      indebtedness in respect of capitalized leases and purchase-money obligations for fixed or capital assets within the limitations set forth in Section 8.11(b); provided, however, that the aggregate amount of all such indebtedness at any time outstanding does not exceed $250,000; and

(c)     unsecured indebtedness of Borrower to one or more other lenders not exceeding $2,000,000 in the aggregate at any time outstanding; provided, however, that such indebtedness must be subject to a subordination agreement in favor of Bank and in form and substance satisfactory thereto.

8.13     Fundamental Changes. Without the prior written consent of Bank, not, and not permit any subsidiary to, (a) liquidate, dissolve, enter into any consolidation, merger, partnership or other combination (except for the dissolution of subsidiaries that hold no assets or a de minimis amount of assets), (b) convey, sell or lease all or a substantial part of its assets or business (except for sales of inventory in the ordinary course of business, transfers of assets between Obligors and the disposition of damaged, worn-out, surplus or obsolete assets in the ordinary course of business), (c) purchase or lease all or the greater part of the assets or business of another person or entity or (d) sell any interest in any subsidiary.

8.14     Business Activities. Not, and not permit any subsidiary to, engage in any business activities or operations substantially different from or unrelated to the present business activities and operations thereof.

8.15     Dividends. Not, and not permit any subsidiary to, declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding; provided, however, that Borrower’s subsidiaries shall be permitted to declare and pay dividends to Borrower.

8.16     Redemptions of Stock. Not redeem or retire any share of its capital stock for value.

8.17     Affiliate Transactions. Not, and not permit any subsidiary to, transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management fee or fee for services, as would be conducted and charged with an unrelated or unaffiliated entity; and not, and not permit any subsidiary to, pay any management fee or fee for services to any affiliate without Bank’s prior written consent; provided, however, that (a) any Obligor may transfer any property or pay any such fees to any other Obligor, (b) Tag-It HK may pay such fees to Talon Shenzhen so long as such fees (i) are used to cover expenses actually incurred by Talon Shenzhen and (ii) do not exceed $400,000 in the aggregate in any calendar year, and (c) Talon Shenzhen may pay such fees to Borrower. For purposes of this Agreement, “affiliates” of Borrower are (i) those entities in which Borrower has either a controlling interest or a 25% or more ownership interest and (ii) any persons or entities owning 5% or more of the equity interests of Borrower.

8.18     Deposit Accounts. Maintain, and cause each U.S. subsidiary to maintain, all of its primary deposit accounts with Bank commencing within ninety (90) days after the date of this Agreement.

8.19     Further Assurances. Promptly upon demand by Bank, (a) take, and cause each subsidiary to take, such further action, including without limitation executing all such additional documents, instruments and agreements in connection with this Agreement or any of the other Loan Documents as Bank in its reasonable discretion deems necessary, as Bank may request from time to time and (b) furnish, and cause each subsidiary to furnish, to Bank such other information concerning the affairs of Borrower or any subsidiary as Bank may request from time to time.

9. DEFAULT AND ACCELERATION. The term “Event of Default” shall mean the following:

(a)      the use of the proceeds of the Loan in any manner not permitted hereunder;

(b)      the failure of any Obligor to (i) make any payment of principal required under this Agreement when due, (ii) reimburse any draw under an L/C when due under any Loan Document, (iii) make any payment of interest required under any Loan Document within three (3) days of when due or (iv) make any other payment required under any Loan Document within five (5) days of when due;

(c)      any representation or warranty made by any Obligor under this Agreement or any other Loan Document is incorrect or misleading (including by omission) when made or deemed made;

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(d)      Borrower fails to perform or observe any term, covenant or agreement contained in Section 8.1, 8.5, 8.6, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16 or 8.17; or any Obligor fails to perform or observe any other term, covenant or agreement (not specified above in Section 9(a) or (b) or above in this clause (d)) contained in any Loan Document on its part to be performed or observed, and such failure continues for ten (10) days;

(e)     the insolvency of any Obligor, or the failure of any Obligor generally to pay its debts as they become due;

(f)      the commencement as to any Obligor of a voluntary or involuntary proceeding under any law relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief, and in the case of an involuntary proceeding (i) such proceeding is consented to by such Obligor, (ii) such proceeding continues undismissed or unstayed for sixty (60) days or (iii) an order for relief is entered in such proceeding;

(g)      the assignment by any Obligor for the benefit of its creditors;

(h)      any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for an Obligor without its application or consent, and the appointment continues undischarged or unstayed for sixty (60) calendar days;

(i)      the commencement of any proceeding for the dissolution or liquidation of any Obligor;

(j)      the termination or dissolution of any Obligor;

(k)      the revocation of any Guaranty; or the failure of any security agreement (or the equivalent) included in the Loan Documents to maintain a valid and perfected first-priority lien in favor of Bank on the collateral purported to be encumbered thereby;

(l)      the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority;

(m)      the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold or other legal process for taxes of at least $50,000 in the aggregate, unless such notice or process is being contested in good faith by appropriate proceedings, promptly instituted and diligently pursued, and appropriate reserves are being maintained for the same in accordance with GAAP;

(n)      the default by any Obligor on any obligation(s) concerning the borrowing of money (including pursuant to capitalized leases and purchase-money loans) in the amount of at least $125,000 in the aggregate, other than any obligation under any of the Loan Documents;

(o)      the issuance against any Obligor, or the property of any Obligor, of any writ of attachment or execution or other judicial lien, and the same is not released, vacated or fully bonded within thirty (30) days after its issuance;

(p)      the sale or transfer of all or substantially all of the assets of any Obligor; any Guarantor ceases to be a direct or indirect wholly owned subsidiary of Borrower (except for directors’ shares or the like); or any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than (or other than such a “group” including) Kutula Holdings, Ltd. or Mark Dyne becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).

Upon the occurrence of any Event of Default, Bank, in its discretion, may cease making loans or other extensions of credit hereunder and may declare all indebtedness and other obligations with respect to other extensions of credit owing under this Agreement immediately due and payable; provided, however, that, upon the occurrence of any Event of Default described in subsection (e), (f), (g), (h), (i) or (j) above, all principal, other extensions of credit, interest, fees, expenses and charges owing under this Agreement shall automatically become immediately due and payable. In any case Bank has the right to immediate full cash prepayment for the undrawn amounts of all outstanding L/Cs and any outstanding unreimbursed drafts drawn under L/Cs, and Borrower hereby grants Bank a security interest in all such prepaid cash. Upon the occurrence of an Event of Default, Bank may, at its option, compute the interest rates applicable to Borrower’s obligations hereunder at a per annum rate that is five percent (5%) in excess of the applicable interest rates specified in Section 1 above, calculated from the date of the occurrence of such Event of Default until all amounts due and payable hereunder are paid in full.

COMMERCIAL CREDIT AGREEMENT

10. DISPUTES. To the extent permitted by law, in connection with any claim, cause of action, proceeding or other dispute concerning the Loan Documents (each a “Claim”), Borrower and Bank expressly, intentionally and deliberately waive any right each may otherwise have to trial by jury. In the event that the waiver of jury trial set forth in the previous sentence is not enforceable under the law applicable to this Agreement, Borrower and Bank agree that any Claim, including any question of law or fact relating thereto, shall, at the written request of Borrower or Bank, be determined by judicial reference pursuant to the law applicable to this Agreement. Borrower and Bank shall select a single neutral referee, who shall be a retired state or federal judge. In the event that Borrower and Bank cannot agree upon a referee, the court shall appoint the referee. The referee shall report a statement of decision to the court. Nothing in this section shall limit the right of Borrower or Bank at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies. Borrower and Bank shall bear the fees and expenses of the referee equally, unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation and enforceability of this section. Borrower and Bank acknowledge that if a referee is selected to determine the Claims, then the Claims will not be decided by a jury.

11. MISCELLANEOUS PROVISIONS.

11.1 Bank’s Rights. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity, including but not limited to Bank’s rights of setoff and banker’s lien.

11.2 Credit Information. Bank is authorized to release information concerning Borrower’s credit record and financial condition (a) to other creditors, credit bureaus, credit-reporting agencies, credit reporters and guarantors hereunder, (b) pursuant to an order from a governmental agency or court or (c) to departments or affiliates of Bank. Bank is authorized to obtain credit reports, copies of tax returns and other information regarding Borrower and to take such other steps as Bank deems appropriate to verify the information provided in connection herewith.

11.3 Waiver. Bank may act, fail to act or delay any action to enforce its rights hereunder, and no such action, inaction or delay shall constitute or be interpreted as a waiver of its rights under this Agreement.

11.4 Assignment. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

11.5 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed in accordance with the laws of the State of California. Borrower and any successors or assigns consent to the jurisdiction of any competent court thereof and consent to service of process by any authorized means.

11.6 USA Patriot Act Notice. Bank is subject to the USA Patriot Act and hereby notifies Borrower that, pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with that Act.

11.7 Additional Agreements. To the full extent permitted by law, Borrower waives demand and notice of every kind and the right to assert the defense of any statute of limitations. If this Agreement is signed by more than one party, the liability of each shall be joint and several. Bank may delay the credit of any item of payment based upon Bank’s schedule of funds availability, and interest under the Loan shall accrue until the funds are deemed collected.

11.8 Notices. Unless otherwise provided for in this Agreement, any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the appropriate party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given (a) upon delivery, (b) on the third business day after mailing, if mailed, first-class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by an overnight courier service of recognized standing, (d) upon electronic confirmation of receipt, if faxed, or (e) upon telephoned confirmation of receipt, if e-mailed.

COMMERCIAL CREDIT AGREEMENT

11.9 Modification. Bank may extend the maturity date of any part of the Loan by providing written notice of such extension to Borrower. Otherwise, no amendment, alteration or change in any provision of this Agreement shall be effective unless the same is in a writing signed by the parties hereto.

11.10 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be an original, and all of such counterparts when taken together shall constitute one and the same agreement.

12. DISBURSEMENT. Bank is authorized to disburse sufficient proceeds of the Loan made available at closing to pay off CVC California, LLC pursuant to a payoff letter and wire instructions delivered to Bank. Other disbursements of the Loan, at closing or otherwise, will be made available to Borrower by deposit to its checking account number 0043906270 maintained with Bank.

13. AUTOMATIC CHARGE. Borrower agrees that each payment of any amount owing pursuant to this Agreement shall be made by automatic deduction from Borrower’s checking account number account 0043906270 maintained with Bank or any other account maintained with Bank. Bank may also make deductions from any of Borrower’s deposit accounts to recover any other amounts owing pursuant to this Agreement.

In addition, Bank may deduct from loan proceeds any and all charges and fees payable by any Obligor to Bank under the Loan Documents.

This Agreement is duly executed by Borrower and Bank as of December 31, 2013.

TALON INTERNATIONAL, INC.

By:	/s/ Lonnie Schnell
Name:	Lonnie Schnell
Title:	Chief Executive Officer

Address where notices to Borrower are to be sent:

21900 Burbank Boulevard, Suite 270
Woodland Hills, CA 91367
Fax Number: 818-444-4110
Telephone Number: 818-444-4100
E-mail Address: lschnell@talonzippers.com

UNION BANK, N.A.

By:	/s/ Rudy Cedillos
Rudy Cedillos
Vice President

Address where notices to Bank are to be sent:

Union Bank, N.A.
21700 Oxnard Street, Suite 120
Woodland Hills, CA 91367
Fax Number: 818-316-3172
Telephone Number: 818-316-3153
Email Address: rudy.cedillos@unionbank.com

For advances and paydowns, call Commercial Loan Operations at (800) 999-4406.

COMMERCIAL CREDIT AGREEMENT

COMMERCIAL CREDIT AGREEMENT

ADDENDUM FOR LETTER OF CREDIT SERVICES

THIS ADDENDUM FOR LETTER OF CREDIT SERVICES (this “Addendum”) is made a part of the Commercial Credit Agreement dated as of December 31, 2013 between Borrower and Bank, as at any time amended, restated, supplemented or otherwise modified.

1. Borrower hereby irrevocably authorizes Bank to issue, amend, or request confirmation of letters of credit and waive or approve or pay despite discrepancies in presentations made under letters of credit, or issue indemnities or bonds to third parties, or authorize payment for the account of Borrower and provide other letter of credit services to Borrower, based on any application, any security agreement covering any assets of Borrower and/or any other writing (“Writings”) purportedly submitted to Bank by Borrower, by any means resulting in a graphic record of such instruments at Bank, including personal delivery, telecopy, rapidfax, e-mail or other computer link, or other telecommunication method, where such Writings, other than e-mail or computer-communicated Writings, purport to bear the signature or facsimile signature of Borrower as inscribed on the signature line(s) of this Addendum or the signature(s) or facsimile signature(s) of any ______ (_____) (assumed to be one (1) if not completed) of the following person(s) whose name(s) and signature(s) or facsimile signature(s) appear below purporting to act on behalf of Borrower:

Sample of Signature	Sample of Signature
Name:	Name:

Sample of Signature
Name:

2. Borrower authorizes Bank to rely on Writings as being the enforceable, valid authorizations and agreements of Borrower to the same extent as though the Writings were executed in original form by Borrower or the persons authorized under this Addendum to act for Borrower, and Borrower assumes all risks regarding Writings received by Bank appearing on their face to have come from Borrower or such persons. In the event that Bank desires at any time, in its discretion and without ever any obligation to do so, to confirm a Writing, Bank may do so by telephonically contacting Borrower or any one of the persons authorized in this Addendum to act for Borrower, regardless of the number of persons required to sign Writings. Bank may in its discretion use any telephone number for such purpose either from its existing records or from any Writings and takes no responsibility for the actual identity of the person who purports to be an authorized person under this Addendum. In addition, nothing said by Bank or such person in any such telephone conversation shall be deemed to be itself a Writing or an amendment of a Writing or shall serve as any other basis for Bank taking, or not taking, any action. However, in the event that during any such telephone conversation it appears to Bank that the Writing in question was not given by Borrower or by anyone authorized to do so on Borrower’s behalf, Bank shall suspend initiating the activity requested in such Writing and seek the involvement of Borrower or Borrower’s other authorized signers for appropriate authorized action.

3. In the event that Borrower or any authorized signer of Borrower sends Bank a signed original or confirmation of a previously given Writing, Bank shall have no duty to compare it against the previous Writing received by Bank, nor shall Bank have any responsibility if the contents of the signed original or confirmation differ from the Writing acted upon by Bank.

4. Borrower authorizes and requests Bank to rely on the authorizations given in this Addendum until ten (10) days after Bank has actually received, at the banking office originating the Loan, copies of resolutions that specifically modify, amend or terminate such authorizations. Properly authorized persons on behalf of Borrower shall be authorized to give specific written notices to Bank that add to or delete from the above list of authorized persons, and Bank is authorized to rely upon such notices immediately with respect to authorized persons added, and ten (10) days after receipt with respect to authorized persons deleted.

5. Borrower unconditionally agrees to pay, protect, defend and indemnify Bank and Bank’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives against, and hold Bank and each such other party harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including without limitation attorneys’ fees and costs) and other amounts incurred by Bank and each such other party, arising from the reliance by any such party on this Addendum.

COMMERCIAL CREDIT AGREEMENT

TALON INTERNATIONAL, INC.

By:
Name:
Title: